EXHIBIT 99.1

American Apparel Appoints New Interim CEO and Chief Financial Officer

LOS ANGELES, September 29, 2014 - American Apparel, Inc. (NYSE MKT: APP) today announced the appointment of Scott Brubaker as Interim Chief Executive Officer of the Company and Hassan Natha as Executive Vice President and Chief Financial Officer, effective immediately.

Mr. Brubaker, 43, is a Managing Director at Alvarez & Marsal, and replaces John Luttrell as Interim CEO. He received a bachelor's degree in finance from the University of Illinois and a master's degree in business administration from the Wharton School at the University of Pennsylvania, and has served in interim officer and other advisory roles for several specialty retailers and manufacturers during his 21 years in the industry.

Mr. Natha, 55, who replaces Luttrell as CFO, has more than 20 years of experience in finance with both public and private companies, including service as Chief Financial Officer at Fisher Communications, Inc. and Jones Soda Company. He also spent ten years at Nike’s Bauer Nike Hockey, Inc. in various finance and executive operations roles. Natha is a Certified Public Accountant and a Canadian Chartered Professional Accountant. He received a bachelor’s degree in Commerce from Concordia University and holds a Graduate Diploma of Public Accountancy from McGill University.

Allan Mayer, Co-Chairman of the Board, said the appointments of Brubaker and Natha would bolster the Company’s senior executive team.

“The Board is delighted to welcome Scott Brubaker and Hassan Natha to American Apparel,” Mr. Mayer said. “We are confident that their experience and leadership will help the Company achieve its goals, and we look forward to working with both of them.”

John Luttrell, who had been serving as Interim Chief Executive Officer and Chief Financial Officer, is resigning from the Company.

“We also want to express our gratitude to John Luttrell for his years of service and many contributions to American Apparel,” added David Danziger, Co-Chairman of the Board. “We appreciate his willingness to serve temporarily as Interim Chief Executive Officer of the Company and we wish him success in his future endeavors.”

Mr. Brubaker affirmed his support for American Apparel’s sweatshop-free, “Made in USA” manufacturing philosophy and commitment to maintain the Company’s manufacturing headquarters in Los Angeles.

The Company also announced the promotions of long-time employees Patricia Honda and Nicolle Gabbay to the positions of President of Wholesale and President of Retail, respectively.

About American Apparel
American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of June 30, 2014, American Apparel had approximately 10,000 employees and operated 249 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea, and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.com. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and are based upon the current beliefs and expectations and are subject to risks and uncertainties which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements. More detailed information about these and other factors are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. The Company's filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contacts:

Liz Cohen
Weber Shandwick
(212) 445-8044
Liz.Cohen@webershandwick.com

John Dillard
Weber Shandwick
(212) 445-8052
JDillard@webershandwick.com